Exhibit 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  December 30, 2009

Icahn Enterprises L.P. Intends to Offer New Senior Debt

(New York, New York, December 30, 2009) – Icahn Enterprises L.P. (NYSE: IEP) –  Icahn Enterprises L.P. announced today that it, together with Icahn Enterprises Finance Corp., intends to offer $2.0 billion in principal amount of new senior debt securities for issuance in a private placement not registered under the Securities Act of 1933, as amended.  The proceeds from the offering will be used to refinance their existing indebtedness consisting of their 7.125% Senior Notes due 2013 (CUSIP Nos. 029171AD7 and 029171AF2) and 8.125% Senior Notes due 2012 (CUSIP No. 029171AC9), to pay related fees and expenses and for general corporate purposes.  There can be no assurance that the issuance and sale of any debt securities or the refinancing of our existing indebtedness will be consummated.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the debt securities.  Any debt securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.